Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No. 1 to Form F-1 of our report dated June 21, 2021, except for the effects of the restatement disclosed in Note 2, as to which the date is December 1, 2021, relating to the financial statements of Sports Entertainment Acquisition Corporation, which is contained in that Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
June 7, 2022